CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 for The Bombay Company, Inc. 1996 Long-Term Incentive Stock Plan of our report dated
March 11, 1997, which appears on page 25 of the 1996 Annual Report to Shareholders of The Bombay Company, Inc., which is incorporated by reference in The Bombay Company, Inc.'s Annual Report on Form 10-K for the fiscal year ended February 1, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 9 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




October 29, 1997
Fort Worth, Texas